LETTER OF TRANSMITTAL FOR THE CAPSTONE INTERNATIONAL, INC. RESCISSION OFFER

RESCISSION OFFER AGENT:

The Corporation Trust Company of Delaware

1209 Orange Street

Wilmington, Delaware, 19801

WE RECOMMEND THAT YOU SEND THIS SIGNED LETTER AND ENCLOSURES TO THE RESCISSION OFFER AGENT BY CERTIFIED OR REGISTERED MAIL.

I acknowledge that I have received and read the prospectus of Capstone International, Inc. for the company's offer to buy back my shares of common stock for what I originally paid plus interest at Delaware's highest legal rate (_____%). My decision is subject to the terms and conditions of the prospectus.

CHECK ONLY ONE:

_____ I have decided to accept your offer. I still own all of the stock I bought. Please send me a check for my original invested amount plus interest at the rate in effect in my state of residence from my original investment amount plus interest at the rate in effect in Delaware from my original investment date through the date I have signed this letter of transmittal. The total amount is stated in the letter I received from the company. My stock certificate(s) is (are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand the company will send me a check directly.

_____ I have decided to accept your offer but I sold some or all of the stock I bought. Please send me a check for my original invested amount as stated in the company's letter plus interest at the rate in effect in Delaware from my original investment date through _____, 2002, MINUS the amount I received when I sold some or all of my shares. The calculation is in the table below, showing the amount of my refund (paragraph 5) before calculating interest. My stock certificate(s) for any shares I still own is (are) enclosed, with a stock transfer power which I have signed with my signature guaranteed. I understand you may need confirmation of my records.

_____ I have decided not to accept your offer. I will keep all of my shares of stock.

TABLE TO FILL OUT ONLY IF YOU HAVE SOLD SHARES:

1. Original shares sold: __________ (circle whether common or preferred).

2. Number of shares sold: __________ Date sold: ________________

3. Amount you originally invested $_________

4. Amount you received: $_________ (if a gift, this equals amount paid for the shares gifted).

Person acquiring your shares:

________________________

_______________________

_______________________

5. Amount of investment you still hold: $__________

INSTRUCTIONS:

The signature(s) on this letter of transmittal and on the stock transfer power must correspond exactly to the name on your stock certificate(s). If held as joint tenants, both must sign. The company may require evidence of authority of the signer of a trustee, executor, administrator, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity. Signature on this letter of transmittal do not need to be guaranteed, but the signature(s) on the stock transfer power (if you decide to accept the offer) must be guaranteed. See below.

A blank stock transfer power is enclosed. If you accept the offer, your signature(s) on the stock transfer power must be stamped guaranteed by a commercial bank or stock brokerage firm in the "Medallion Guarantee" program.

If you need help filling out this letter of transmittal, please contact The Corporation Trust Company of Nevada at (302) 658-4205, or Darryl Mills, Secretary/Treasurer, at (604) 574-8308.

Print name(s) ___________________________________________

As shown on

Certificate(s): ___________________________________________

If an entity, state capacity of signer:

___________________________________________

Signature(s): ___________________________________ Date signed: ________________, 2002

___________________________________ Date signed: ________________, 2002